Exhibit (99b)

Investor Relations Department P.O. Box 31601 Tampa, Florida 33631-3601 Telephone: (813) 871-4404 www.walterind.com

FOR IMMEDIATE RELEASE

WALTER INDUSTRIES FINALIZES SALE OF AIMCOR SUBSIDIARY
TO OXBOW CARBON & MINERALS

        (Tampa, Florida) December 3, 2003—Walter Industries, Inc. (NYSE: WLT) and Oxbow Carbon & Minerals LLC (OCM) announced today that they have finalized the previously announced sale of Applied Industrial Materials Corporation (AIMCOR), a Walter Industries subsidiary, to Oxbow for $127.7 million.

        AIMCOR, based in Stamford, Connecticut, markets and distributes petroleum coke and performs related carbon product services. It also supplies ferroalloys and other related steel and foundry products. AIMCOR owns major petroleum coke assets in California and Texas and has a strong international presence.

        Founded in 1986, OCM is part of the Oxbow Group, based in West Palm Beach, Florida. The Oxbow Group specializes in importing and exporting petroleum and metallurgical coke, electricity production, coal production, natural gas and real estate. With the acquisition of AIMCOR, OCM has nearly 1,000 employees and annual revenues approaching $1 billion, making it one of the largest privately held companies in Florida. The new company has offices in Canada, Mexico, China, Brazil, the Netherlands, Belgium, the United Kingdom, Venezuela, India and Egypt.

        Walter Industries, Inc. is a diversified company with revenues of approximately $1.3 billion, excluding AIMCOR and JW Aluminum. The company is a leader in homebuilding, home financing and water transmission products. Based in Tampa, Florida, the company employs approximately 5,400 people. For more information about Walter Industries, please call Joe Troy, Senior Vice President-Financial Services, at (813) 871-4404 or visit its web site at www.walterind.com. For more information about The Oxbow Group, please call Brad Goldstein, Corporate Communications Director, at (561) 640-8822, or visit its Web site at www.oxbow.com.

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